Exhibit 99.1

Audited  Financial Statements of Red Condor, Inc.
as of December 31, 2009 and 2008
and for the years ended December 31, 2009 and 2008

Table of Contents

Page
Audited Financial Statements:

Independent Auditors’ Report	1

Balance Sheets as of December 31, 2009 and 2008	2

Statements of Operations for the Years Ended December 31, 2009 and 2008	3

Statements of Stockholders’ Deficit for the Years Ended December 31, 2009 and 2008	4

Statements of Cash Flows for the Years Ended December 31, 2009 and 2008	5

Notes to Audited Financial Statements	6 – 17

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
Red Condor, Inc.

We have audited the accompanying balance sheet of Red Condor, Inc. (the “Company”) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ (deficit)/equity and cash flows for the years then ended. Those financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Red Condor, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, on July 28, 2010, the Company entered into an asset purchase agreement for the sale of substantially all of its assets, and in conjunction with the sale of assets, approved a plan to liquidate the company.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California
October 12, 2010

Red Condor, Inc.

Balance Sheets

	December 31, 2009	December 31, 2008
Assets

Current Assets
Cash and cash equivalents	$451,000	$3,261,000
Accounts receivable - net of allowance for doubtful accounts of $13,000 and $42,000 in 2009 and 2008, respectively	678,000	348,000
Inventories - net	72,000	66,000
Prepaid expenses and other current assets	103,000	100,000

Total current assets	1,304,000	3,775,000

Fixed Assets - Net	420,000	652,000

Other Assets	36,000	38,000

Total Assets	$1,760,000	$4,465,000

Liabilities and Stockholders’ (Deficit) Equity

Current Liabilities
Term loan - current	$486,000	$764,000
Accounts payable	243,000	400,000
Accrued compensation expenses	206,000	397,000
Accrued expenses and other current liabilities	51,000	36,000
Deferred revenue - current	1,049,000	616,000

Total current liabilities	2,035,000	2,213,000

Deferred Rent	38,000	37,000

Term Loan	-	486,000

Deferred Revenue	513,000	222,000
Total liabilities	2,586,000	2,958,000

Stockholders’ (Deficit) Equity
Preferred stock, $0.001 par value; 41,404,496 shares authorized; 26,516,528 and 17,408,549 shares issued and outstanding at December 31, 2009 and 2008 - liquidation preference of $24.2 million and $21.2 million at December 31, 2009 and 2008, respectively	26,000	17,000
Common stock, $0.01 par value; 60,000,000 shares authorized; 1,032,665 and 1,030,665 shares issued and outstanding at December 31, 2009 and 2008, respectively	1,000	1,000
Additional paid-in capital	21,536,000	18,450,000
Accumulated deficit	(22,389,000)	(16,961,000)
Total stockholders’ (deficit) equity	(826,000)	1,507,000
Total Liabilities and Stockholders’ Deficit	$1,760,000	$4,465,000

See accompanying notes

Red Condor, Inc.

Statements of Operations

	Year ended December 31,
	2009	2008

Revenues
Subscription	$1,301,000	$1,054,000
Appliance	358,000	302,000
Total Revenues	1,659,000	1,356,000

Cost of Revenues

Subscription	1,392,000	1,394,000
Appliance	189,000	208,000
Total Cost of Revenues	1,581,000	1,602,000

Gross Profit (Loss)	78,000	(246,000)

Sales and marketing expenses	2,390,000	3,638,000
Research and development expenses	1,490,000	1,752,000
General and administrative expenses	1,585,000	2,031,000
Total Operating Expenses	5,465,000	7,421,000

Loss from Operations	(5,387,000)	(7,667,000)

Other Expense
Interest expense - net	39,000	45,000
Other expense - net	1,000	-
Total Other Expense	40,000	45,000
Loss Before Income Taxes	(5,427,000)	(7,712,000)

Income tax expense	(1,000)	(1,000)
Net Loss	$(5,428,000)	$(7,713,000)

See accompanying notes

Red Condor, Inc.

Statement of Stockholders' Deficit

					Additional
	Preferred		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2007	5,738,737	$6,000	1,003,377	$1,000	$8,644,000	$(9,248,000)	$(597,000)
Preferred stock issuance - Series A-1	3,883,324	4,000	-	-	5,787,000	-	5,791,000
Conversion of preferred stock - Series A-1	(7,655,278)	(8,000)	-	-	8,000	-	-
Preferred stock issuance - Series A-2	15,441,766	15,000	-	-	3,873,000	-	3,888,000
Common stock repurchase	-	-	(2,000)	-		-	-
Stock-based compensation expense	-	-	-	-	129,000	-	129,000
Stock options exercised	-	-	29,288	-	9,000	-	9,000
Net loss	-	-	-	-	-	(7,713,000)	(7,713,000)
Balance at December 31, 2008	17,408,549	$17,000	1,030,665	$1,000	$18,450,000	$(16,961,000)	$1,507,000
Preferred stock issuance - Series B	9,107,979	9,000	-	-	2,949,000	-	2,958,000
Stock options exercised	-	-	2,000	-	-	-	-
Stock-based compensation expense	-	-	-	-	137,000	-	137,000
Net loss	-	-	-	-	-	(5,428,000)	(5,428,000)
Balance at December 31, 2009	26,516,528	$26,000	1,032,665	$1,000	$21,536,000	$(22,389,000)	$(826,000)

See accompanying notes

Red Condor, Inc.

Statements of Cash Flows

	Years ended December 31,
	2009	2008

Cash Flows From Operating Activities
Net loss	$(5,428,000)	$(7,713,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	260,000	252,000
Allowance for doubtful accounts	29,000	27,000
Stock-based compensation expense	137,000	129,000
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(358,000)	14,000
Inventories	(6,000)	77,000
Prepaid expenses and other assets	(3,000)	(24,000)
Accounts payable	(157,000)	(221,000)
Accrued expenses and other current liabilities	17,000	(72,000)
Accrued compensation	(191,000)	84,000
Deferred revenue	725,000	321,000
Net cash used in operating activities	(4,975,000)	(7,126,000)

Cash Flows From Investing Activities
Purchases of fixed assets	(28,000)	(214,000)
Net cash used in investing activities	(28,000)	(214,000)

Cash Flows From Financing Activities
Proceeds from exercise of stock options	-	9,000
Proceeds from issuance of preferred stock	3,035,000	9,763,000
Payments for stock issuance costs	(78,000)	(84,000)
Payments on term loan	(764,000)	-
Net cash provided by financing activities	2,193,000	9,688,000
Net (Decrease) Increase in Cash and Cash Equivalents	(2,810,000)	2,348,000
Cash and Cash Equivalents at Beginning of Period	3,261,000	913,000
Cash and Cash Equivalents at End of Period	$451,000	$3,261,000

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$43,000	$85,000
Income taxes	$800	$800

See accompanying notes

Red Condor, Inc.

Notes to Financial Statements

1.  Description of Business and Basis of Presentation

Red Condor, Inc., a Delaware corporation (“we,” “us,”  “our,” the “Company,” or “Red Condor”) is the award winning provider of email security for Service Providers, Small and Medium Businesses, Education, Government Agencies and more. Our third generation, Zero Minute Defense product is automated, multi-layered, and closed-loop - making it the price/performance leader in eliminating spam, viruses, spyware, bots, phishing schemes and other dangerous and offensive content. Red Condor’s unique architecture also protects email servers and systems from external threats such as denial of service and directory harvest attacks.

On July 28, 2010 the Company and certain note holders entered into an Asset Purchase Agreement ("APA") with St. Bernard Software, Inc. ("St. Bernard"). Pursuant to the APA, St. Bernard purchased substantially all of the assets and assumed certain of the Company's liabilities for restricted shares of common stock of St. Bernard, subject to certain post-closing adjustments described in the APA.  The liabilities assumed by St. Bernard included approximately: (i) $500,000 in accounts payable, (ii) $220,000 in short-term debt, and (iii) $50,000 of accrued vacation time. In addition, in conjunction with the sale of assets pursuant to the APA, the Company's board of directors approved a plan to liquidate the Company.

The accompanying financial statements have been presented on a going concern basis, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business.  The financial statements do not include any adjustments that would be necessary to reflect the subsequent planned liquidation of the Company.

2.  Summary of Significant Accounting Policies

Use of estimates

The preparation of the financial statements in conformity with U.S generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates used in preparing the consolidated financial statements include those assumed in computing revenue recognition, the allowance for doubtful accounts, warranty liability, the valuation allowance on deferred tax assets, and stock-based compensation.

Fair value of financial instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and the term loan agreement.  The fair values of cash and cash equivalents, accounts receivables, accounts payable and accrued expenses approximate their respective carrying values due to short-term maturities of these instruments. The fair value of the Company’s obligation under its term loan approximates its carrying value as the stated interest rates of this instrument reflects rates which are otherwise currently available to the Company.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of 90 days or less at the time of purchase to be cash equivalents.

Red Condor, Inc.

Notes to Financial Statements (Continued)

Accounts receivable

The Company has established an allowance for doubtful accounts for potential credit losses that are expected to be incurred, based on historical information, customer concentrations, customer solvency, current economic and geographical trends, and changes in customer payment terms and practices.  Management has estimated that an allowance of approximately $13,000 and $ 42,000 for the years ended December 31, 2009 and 2008, respectively, was adequate to cover the potential credit losses.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market, and consist primarily of computer hardware.

Research and development

The Company’s research and development expenses include payroll, employee benefits, stock-based compensation, and other head-count related costs associated with product development and are expensed as incurred. Research and development costs totaled approximately $1.5 million and $1.8 million in 2009 and 2008, respectively.

Advertising

Advertising costs are charged to expense as incurred.  Total advertising expense for the years ended December 31, 2009 and 2008 was $149,000 and $93,000, respectively, and has been included in general, selling, and administrative expenses.

Fixed assets and depreciation

Property and equipment are carried at cost. Expenditures that extend the life of the asset are capitalized and depreciated. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets or, in the case of leasehold improvements, over the lesser of the useful life of the related asset or the lease term. Estimated useful lives of fixed assets range from three to eight years.

Impairment of long-lived assets

The Company accounts for impairment of long-lived assets in accordance with Accounting Standards Codification (“ASC”) ASC 360-10, “Impairment or Disposal of Long-Lived Assets”.  Pursuant to ASC 360-10-35-15, long-lived assets held for use are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of undiscounted expected future cash flows is less than the carrying amount of the asset or if changes in facts and circumstances indicate, an impairment loss is recognized and measured using the asset’s fair value. As of December 31, 2009 and 2008, management of the Company concluded there was no impairment of long-lived assets.

Revenue and cost recognition

The Company recognizes revenue in accordance with ASC 985-605 “Software – Revenue Recognition - Recognition”.

The Company generates revenue primarily through software subscriptions to its customers. The Company’s software arrangements typically include a subscription arrangement that provides for technical support and product updates, generally over renewable twelve to thirty-six month periods.

In accordance with the aforementioned guidance, the Company recognizes revenue when the following criteria are met: (i) persuasive evidence of the customer arrangements exists, (ii) fees are fixed and determinable, (iii) acceptance has occurred, and (iv) collectability is deemed probable. The Company determines the fair value of each element in the arrangement based on vendor-specific objective evidence (“VSOE”) of fair value. VSOE of fair value is based upon the normal pricing and discounting practices for those products and services when sold separately.

Red Condor, Inc.

Notes to Financial Statements (Continued)

Sales to the Company’s customers include multi-element arrangements that include a delivered element (an appliance unit) and undelivered elements (such as subscription and support). In these instances, the Company determines if these elements can be separated into multiple units of accounting. Discounts are applied to the revenue related to the delivered elements. Revenue for each element is then recognized when revenue recognition criteria for that element is met. Company records shipping costs in both revenue and cost of revenue when it bills its customers for shipping. The costs incurred for shipping not billed to customers are reflected in cost of revenue.

The Company generally does not grant a right of return to its customers. When a right of return exists, revenue is deferred until the right of return expires, at which time revenue is recognized provided that all other revenue recognition criteria are met.

Probability of collection is assessed on a customer-by-customer basis. The Company’s customers are subjected to a credit review process that evaluates the customers’ financial condition and ability to pay for the Company’s products and services. If it is determined from the outset of an arrangement that collection is not probable based upon the review process, credit is not granted. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for doubtful accounts.

Deferred revenue

Revenues from subscription agreements are recognized ratably over the term of the subscription period. The Company has deferred revenue as of December 31, 2009 relating to contracts that extend to 2013, pursuant to which revenues are expected to be recognized over the following periods:

Year Ending December 31,
2010	$1,049,000
2011	340,000
2012	168,000
2013	5,000
Total	$1,562,000

Income taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the combination of the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Red Condor, Inc.

Notes to Financial Statements (Continued)

Indemnification obligations

The Company’s customer agreements generally include certain provisions for indemnifying such customers against liabilities if the Company’s products infringe a third party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in the accompanying financial statements.

Subsequent Events

The Company has evaluated subsequent events through October 12, 2010 and other than those events already disclosed, did not note any additional events which require adjustments to, or disclosure in, the 2009 financial statements.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement No. 168, The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (the “ASC”). Effective for interim and annual periods ended after September 15, 2009, the ASC became the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. This statement does not change existing GAAP, but reorganizes GAAP into Topics.  In circumstances where previous standards require a revision, the FASB will issue an Accounting Standards Update (“ASU”) on the Topic.  Our adoption of this guidance did not have any impact on the Company’s financial statements.

In August 2009, the FASB issued ASU 2009-05, "Fair Value Measurements and Disclosures - Measuring Liabilities at Fair Value" ("ASU 2009-05"). ASU 2009-05 provides clarification regarding valuation techniques when a quoted price in an active market for an identical liability is not available in addition to treatment of the existence of restrictions that prevent the transfer of a liability. ASU 2009-05 also clarifies that both a quoted price in an active market for an identical liability at the measurement date and the quoted price for an identical liability when traded as an asset in an active market (when no adjustments to the quoted price of the asset are required) are Level 1 fair value measurements. This update is effective for the first reporting period, including interim periods, beginning after issuance. Our adoption of this guidance did not have any impact on the Company’s financial statements.

In May 2009, the FASB issued updated guidance, codified as ASC 855-10, “Subsequent Events” that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance modifies the names of the two types of subsequent events either as recognized subsequent events (previously referred to in practice as Type I subsequent events) or non-recognized subsequent events (previously referred to in practice as Type II subsequent events). In addition, this guidance requires the disclosure of the date through which subsequent events have been evaluated, which was later amended by ASU No. 2010-09, “Subsequent Events” (“ASU 2010-09”) in February 2010. ASU 2010-09 eliminates the requirement for public companies to disclose the date through which subsequent events have been evaluated. ASU 2010-09 is effective upon issuance. Our adoption of this guidance did not have any impact on the Company’s financial statements.

In April 2009, the FASB issued updated guidance, as codified in ASC 820-10, “Fair Value Measurements and Disclosures”, for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased in accordance with fair value accounting.  This guidance also includes identifying circumstances that indicate a transaction is not orderly, and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Our adoption of this guidance did not have a material effect on the Company’s financial statements.

Red Condor, Inc.

Notes to Financial Statements (Continued)

In June 2008, the FASB ratified the consensus reached on the Emerging Issues Task Force (“EITF”) abstract titled “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”.  As codified in ASC 815-40, “Derivatives and Hedging-Contracts in Entity’s Own Equity”), this guidance provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception under ASC 815-10.  Our adoption of this guidance did not have a material effect on the Company’s financial statements.

In April 2009, the FASB issued updated guidance, as codified in ASC 825-10, “Fair Value Measurements and Disclosures”, which requires increased disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. Our adoption of this guidance did not have a material effect on the Company’s financial statements.

In February 2008, the FASB issued updated guidance, as codified ASC 820-10, “Fair Value Measurements and Disclosures” which defers the effective date of previously issued fair value measurement guidance for all non-financial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequent recurring basis, until years beginning after November 15, 2008.  The Company’s adoption of this guidance for its financial and non-financial assets and liabilities did not have a material impact on the Company’s financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which was subsequently codified as ASC 740-10. This guidance clarifies the accounting for uncertainty in tax positions recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return.  Additionally, this pronouncement provides guidance on de-recognition, classification, interest and penalties, disclosure, and transition.  On October 15, 2008, the FASB deferred the effective date of ASC 740-10 for non-public entities to annual filings for fiscal years beginning on or after January 1, 2009.

Red Condor, Inc.

Notes to Financial Statements (Continued)

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial statements.

3. Stock-Based Compensation Expense

Effective January 1, 2006, the Company adopted the fair value recognition provisions as codified in ASC 718 (formerly SFAS No. 123R (revised 2004)), “Compensation – Stock Compensation”, using the modified prospective method. Stock-based compensation expense for all stock-based compensation awards granted after January 1, 2006 are based upon the estimated grant date fair value, as described below.

The Company has a non-qualified and incentive stock option plan (together, the “Plan”) providing for the issuance of options to employees and others as deemed appropriate by the Board of Directors. Terms of options issued under the Plan include an exercise price equal to the estimated fair value (as determined by the Board of Directors) at the date of grant, vesting periods generally between three and five years, and expiration dates not to exceed ten years from the date of grant. The determination of fair value of the Company’s stock is derived using the stock price at the grant date.

In 2005, the Company adopted the Red Condor 2005 Stock Option Plan (the “2005 Plan”). Under the 2005 Plan, the Company may grant 6,432,102 shares of its common stock to employees and others. The 2005 Plan permits the grant of incentive stock options and non-qualified stock options. The exercise price of options granted under the 2005 Plan can generally not be less than the fair market value of the Company’s common stock on the date of grant. If any of the granted options expire or terminate for any reason without having been exercised in full, the unpurchased shares shall again be available for purposes of this Plan. In 2009 and 2008, 2,000 and 29,000 options were exercised, respectively, and 742,050 and 387,739 options were forfeited, respectively.  As of December 31, 2009, the Company had 4,915,740 option shares outstanding and 1,464,652 option shares available for issuance.

Red Condor, Inc.

Notes to Financial Statements (Continued)

In June, 2009, the Board of Directors of Red Condor approved an amendment to its outstanding stock option grants issued by Red Condor to all current employees and directors under its 2005 Stock Plan reducing the exercise price of the unexercised stock options to the fair market price of Red Condor’s common stock of $0.06 per share based on an third party valuation. The intention of Red Condor’s Board of Directors in approving the amendment was to reestablish the incentive and retentive value of the stock options for the affected employees and directors, as all of the relevant options had been left significantly “out-of-the-money”.  In accordance with the provisions of ASC 718, the reduction of the option exercise price is being accounted for as a modification of the original award.  Accordingly, incremental compensation cost of approximately $30,000, determined based on the difference between the fair value of the modified award over the fair value of the original award immediately before the modification, is being recognized over the remaining vesting period of the grant.

Calculating stock-based compensation expense requires the input of highly subjective assumptions, including the expected life of the stock options granted, the expected stock price volatility factor, and the pre-vesting option forfeiture rate. The fair value of options granted during the years ended December 31, 2009 and 2008 was calculated using the Black-Scholes option pricing model using the valuation assumptions in the table below. The Company estimates the expected life of stock options granted based upon management’s consideration of the historical life of the options and the vesting and contractual period of the options granted. The Company estimates the expected volatility factor based on the weighted average of the historical volatility of publicly traded surrogates of the Company. The Company applies its risk-free interest rate based on the U.S. Treasury yield in effect at the time of the grant. The Company has no history or expectation of paying any cash dividends on its common stock.  Forfeitures are estimated based on historical experience.

	Year Ended	Year Ended
	2009	2008
Average expected life (years)	6.9	6.9
Average expected volatility factor	58.3%	71.6%
Average risk-free interest rate	3.21%	3.36%
Average expected dividend yield	0	0

Total stock-based compensation expense was approximately $137,000 and $129,000 for the years ended December 31, 2009 and 2008, respectively. The stock-based compensation expenses were charged to operating expenses. The following is a summary of stock option activity under the Plans as of December 31, 2009 and changes during fiscal year 2008 and 2009:

	Number of Shares Outstanding	Weighted Average Exercise Price

Options outstanding at December 31, 2007	1,894,993	$0.37
Granted	3,057,684	$0.13
Exercised	(29,288)	$0.37
Forfeited	(460,239)	$0.38
Options outstanding at December 31, 2008	4,463,150	$0.20
Granted	1,184,941	$0.06
Exercised	(2,000)	$(0.35)
Forfeited	(742,050)	$(0.18)
Options outstanding at December 31, 2009	4,904,041	$0.06
Options exercisable at December 31, 2009	1,794,552	$0.06

As of December 31, 2009, there was approximately $160,000 of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the option plans.  The weighted average remaining contractual life of the options was 8.7 years.

Red Condor, Inc.

Notes to Financial Statements (Continued)

4.   Fixed Assets

Fixed assets consisted of the following:

	December 31,
	2009	2008
Computer equipment	$516,000	$497,000
Computer software	271,000	271,000
Office furniture and equipment	222,000	213,000
Leasehold improvements	35,000	35,000
	1,044,000	1,016,000
Less accumulated depreciation	(624,000)	(364,000)
	$420,000	$652,000

Depreciation and amortization expense was approximately $260,000 and $252,000 for 2009 and 2008, respectively.

5.  Term Loan

On August 1, 2007, the Company entered into a Loan and Security Agreement (“Loan Agreement”) with Square 1 Bank (“Square 1”).  The Company borrowed $1,250,000 in the form of a term loan to be repaid in 18 monthly installments commencing in February 2008.  The Loan is secured by all personal property of Red Condor whether presently existing or hereafter created or acquired, including, but not limited to all cash, accounts receivable, and fixed assets.  Pursuant to the terms of the Loan Agreement, the interest rate is 0.50% above the Prime Rate then in effect.  Interest expense for the year ending December 31, 2009 and 2008 was $43,000 and $85,000, respectively. As of December 31, 2009, the balance of the term loan was $486,000.  The Loan Agreement was paid in full subsequent to December 31, 2009.

In connection with the execution of the Loan Amendment, Red Condor issued warrants to Square 1 which allows Square 1 to purchase up to 25,000 shares of Red Condor common stock at an exercise price of $1.50 per share. The warrants expire on the seventh anniversary of the issue date of the warrants.

6.  Income Taxes

	Year ended December 31, 2009
	Current	Deferred	Total
Federal	$(1,476)	$—	$(1,476)
State	800	—	800
	$(676)	$—	$(676)

	Year ended December 31, 2008
	Current	Deferred	Total
Federal	$—	$—	$—
State	800	—	800
	$800	$—	$800

Red Condor, Inc.

Notes to Financial Statements (Continued)

Deferred income tax assets and liabilities consist of the following:

	December 31,
	2009	2008
Allowance for doubtful accounts	$6,000	$18,000
State taxes	(672,000)	(513,000)
Fixed assets	(18,000)	(23,000)
Stock options	18,000	14,000
Deferred revenue	669,000	356,000
Intangibles	97,000	158,000
	100,000	10,000
Valuation allowance	(100,000)	(10,000)
Net deferred tax asset	$—	$—

ASC 740, “Income Taxes”, requires that the Company reduce its deferred tax assets by a valuation allowance if, based on the weight of the available evidence, it is not more likely than not that all or a portion of a deferred tax asset will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. Management has determined that it is not more likely than not that the deferred tax asset will be realized. Accordingly as of December 31, 2009 and 2008, the Company had a valuation allowance of approximately $100,000 and $10,000, respectively.

At December 31, 2009 and 2008, the Company had federal net operating loss carryforwards of approximately $19.9 million and $15.2 million and state net operating loss carryforwards of approximately $19.8 million and $15.1 million, respectively. The federal and state tax net operating loss carryforwards will begin to expire in 2023 and 2013, respectively.  The future utilization of the Company’s NOL to offset future taxable income may be subject to a substantial annual limitation as a result of ownership changes that may have occurred previously.  The Company has not yet determined whether such an ownership change has occurred. Therefore, the Company has removed the net deferred tax assets from its deferred tax asset schedule and has recorded a corresponding decrease to its valuation allowance.

The Company adopted the provisions of ASC 740-10, “Income Taxes – Overall – Recognition”, relating to uncertain tax positions during fiscal year 2009. Upon adoption, the Company had no unrecognized tax benefits, and there were no material changes during the year ended December 31, 2009.

The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expense. To the extent accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision in the period that such determination is made. There was no interest and penalties recorded for the year ended December 31, 2009.

7.  Stockholders’ Deficit

Convertible Preferred Stock

Series A-1

In 2008, the Company issued 3,883,324 shares of its Series A-1 Preferred Stock in exchange for $5.8 million in cash, net of issuance costs of $40,000. The Series A-1 Preferred are convertible into shares of the Company’s common stock at a conversion price of $1.50 per share.

The holders of shares of Series A-1 Preferred Stock are entitled to receive non-cumulative dividends at the rates of $0.12 per annum, on each outstanding share of Series A-1 Preferred Stock as declared by the Board of Directors.   No such dividends have been declared.

The holders of the Preferred Stock shall have the same voting rights as the holders of common stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. The shares have an aggregate liquidation preference of $5.8 million.

Red Condor, Inc.

Notes to Financial Statements (Continued)

In connection with the issuance of the Series A-1 Preferred Stock noted above, the Company increased its total number of authorized shares to 29,180,395, which has subsequently been adjusted to 2,094,009 as of December 31, 2009.

Series A-2

In 2008, the Company issued 15,441,766 shares of its Series A-2 Preferred Stock in exchange for $3.9 million in cash, net of issuance costs of $44,000 and the exchange of 7,655,278 shares of previously issued Series A-1 Preferred Stock. The Series A-2 Preferred Stock is convertible into shares of the Company’s common stock at a conversion price of $1.00 per share.

The holders of shares of Series A-2 Preferred Stock are entitled to receive non-cumulative dividends at the rates of $0.08 per annum, on each outstanding share of Series A-2 Preferred Stock as declared by the Board of Directors.  No such dividends have been declared. The shares have an aggregate liquidation preference of $15.4 million.

The holders of the Preferred Stock shall have the same voting rights as the holders of common stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Preferred Stock could be converted.

In connection with the issuance of the Series A-2 Preferred Stock noted above, the Company increased its total number of authorized shares to 19,500,000, which has subsequently been adjusted to 15,308,096 as of December 31, 2009.

Series B

In 2009, the Company issued 9,107,979 shares of its Series B Preferred Stock in exchange for $3.0 million in cash, net of issuance costs of $78,000.  The Series B Preferred Stock is convertible into shares of the Company’s common stock at a conversion price of $0.33 per share.

The holders of shares of Series B Preferred Stock are entitled to receive non-cumulative dividends at the rates of $0.03 per annum, on each outstanding share of Series B Preferred Stock as declared by the Board of Directors.  No such dividends have been declared.

The holders of the Preferred Stock shall have the same voting rights as the holders of common stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Preferred Stock could be converted. The shares have an aggregate liquidation preference of $3.0 million.

In connection with the issuance of the Series B Preferred Stock noted above, the Company increased its total number of authorized shares to 24,002,400.

Reverse Stock Split

On January 2009, the Company’s board of directors declared a one-for-ten reverse stock split on the shares of the Company’s common stock.  The Company retained the current par value of $.01 per share for all shares of common stock. All references in the financial statements to the number of shares outstanding, per-share amounts, and stock option data of the Company’s common stock have been restated to reflect the effect of the stock split for all periods presented.

Red Condor, Inc.

Notes to Financial Statements (Continued)

Stock Purchase Warrants

No warrants to purchase common stock were issued in 2009 or 2008.  At December, 31 2009 and 2008, the Company had outstanding warrants to purchase 20,000 shares of common stock with an exercise price of $0.70 which expire on February 20, 2012.

Preferred Stock Purchase Warrants

No warrants to purchase Series A-2 Preferred Stock were issued in 2009 or 2008.  At December, 31 2009 and 2008, the Company had outstanding warrants to purchase 25,000 shares of Series A-2 Preferred Stock with an exercise price of $1.50 which expire on August 1, 2014.

8.  Commitments and Contingencies

Litigation

The Company is currently not involved in or subject to any litigation.

Operating leases

The Company leases its operating facilities under a non-cancelable operating lease which expires in May, 2012. Future minimum payments under operating leases are as follows:

Year Ending December 31,
2010	$227,000
2011	233,000
2012	97,000
Total	$557,000

Facilities rent expense totaled approximately $218,000 and $210,000 in 2009 and 2008, respectively. To the extent the Company’s operating lease provides for escalating rents during the term of the lease, the Company recognizes rent expense on a straight line basis based upon the average monthly contractual lease amount.

Included in other assets at December 31, 2009 and 2008 were security deposits related to its facilities of approximately $7,000.

9.   Sales and Revenue Concentration

Credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. Credit risk with respect to accounts receivable is mitigated by the large number of geographically diverse customers.

The Company maintains cash balances at financial institutions located in the United States and secured by the Federal Deposit Insurance Corporation up to $250,000. At times, balances may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk with respect to its cash and cash equivalents.

Red Condor, Inc.

Notes to Financial Statements (Continued)

Sales and revenue

The Company considers itself to operate within one business segment, anti-spam/anti-virus email security. For the years ended December 31, 2009 and 2008, approximately 98.0% of the Company’s revenue was in North America, the remaining 2% was disbursed over the rest of the world.

10. Subsequent Events

Bridge Loan

On January 11, 2010 the Company entered into a series of Convertible Promissory Notes (“Promissory Notes”) with certain investors.  Pursuant to the terms of the Promissory Notes, an investor group provided Red Condor with approximately $1.7 million at an interest rate of 3%.  Unless earlier converted into Series C Preferred Stock, the principal amount of the Promissory Notes together with all accrued interest is due on June 30, 2010.  The conversion price is the price per share of the Series C Preferred Stock sold to the investors in the Series C Financing less a discount of 5% if conversion occurs prior to April 1, 2010, 10% if prior to May 1, 2010, 15% if prior to June 1, 2010 and 20% if after June 1, 2010 and prior to maturity.

On June 7, 2010 the Company entered into a Loan Agreement (the "Loan Agreement") with one of its investors. Pursuant to the terms of the Loan Agreement, the investor provided Red Condor with a non-revolving term loan in the amount of $250,000, at a fixed interest rate of 4% per annum. The principal amount together with all accrued interest is due August 7, 2010.

The Promissory Notes and Loan Agreement were settled with shares received in connection with the sale of assets of Red Condor to St. Bernard Software, Inc. (see below).

Asset Purchase Agreement

At a meeting of the Board of Directors of Red Condor on July 19, 2010, the Board approved a plan to enter into an agreement for the sale of the assets of Red Condor to St. Bernard Software, Inc., a Delaware Corporation.   The agreement for the sale of the assets was ratified by the shareholders of Red Condor and the transaction was completed on August 2, 2010. Additionally, during the Board meeting on July 19, 2010 following its approval of the Asset Purchase Agreement with St. Bernard Software, the Board approved and adopted the Plan of Liquidation of Red Condor, Inc.